                                 AMENDMENT NO. 2
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT

      The Master Administrative Services Agreement (the "Agreement"), dated November , 25, 2003, by and between A I M Advisors, Inc., a Delaware corporation, and AIM International Mutual Funds, a Delaware business trust, is hereby amended as follows:

      WHEREAS, the parties desire to amend the Agreement to rename each INVESCO Fund by replacing "INVESCO" with "AIM";

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

                                 FEE SCHEDULE TO
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                         AIM INTERNATIONAL MUTUAL FUNDS

PORTFOLIOS                                          EFFECTIVE DATE OF AGREEMENT
----------                                          ---------------------------
AIM Asia Pacific Growth Fund                             November 25, 2003

AIM European Growth Fund                                 November 25, 2003

AIM Global Aggressive Growth                             November 25, 2003

AIM Global Growth Fund                                   November 25, 2003

AIM International Core Equity Fund                       July 1, 2004

AIM International Growth Fund                            November 25, 2003

      The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*                                        Net Assets
-----                                        ----------
0.023%                                   First $1.5 billion
0.013%                                   Next $1.5 billion
0.003%                                   Over $3 billion

*Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."

      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: October 15, 2004

                                                 A I M ADVISORS, INC.

Attest: /s/ Lisa Moss                            By: /s/ Mark H. Williamson
        -----------------------                      ---------------------------
        Assistant Secretary                          Mark H. Williamson
                                                     President
(SEAL)

                                                 AIM INTERNATIONAL MUTUAL FUNDS

Attest: /s/ Lisa Moss                            By: /s/ Robert H. Graham
        -----------------------                      ---------------------------
        Assistant Secretary                          Robert H. Graham
                                                     President
(SEAL)